CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our report dated January 24, 2006 on the financial statements and financial highlights of the Markman MultiFund Trust, in Post-Effective Amendment Number 17 to the Registration Statement (Form N-1A, No. 333-85182), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

Cincinnati, Ohio
April 27, 2006